Exhibit 28(p)

The Alerian MLP Funds Trust

Alerian Fund Advisors, LLC

Joint Code of Ethics

As Adopted: December 1, 2009

Introduction

This Code of Ethics (the “Code”) has been approved by the Board of Trustees of The Alerian MLP Funds Trust (the “Fund”), including a majority of the Trustees who are not “interested persons” of the Fund (“Independent Trustees”), as defined by the Investment Company Act of 1940, as amended (the “1940 Act”).  The Code has been adopted by the Fund and Alerian Fund Advisors, LLC, the investment advisor of the Fund (the “Advisor”) in compliance with Rule 17j-1 (“Rule 17j-1”) under the 1940 Act and Rule 204A-1 (“Rule 204A-1”) under the Investment Advisers Act of 1940 (the “Advisers Act”).  The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to the Fund and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 and Rule 204A-1 are addressed.

The Advisor depends on its employees to provide high-quality investment advisory services to the Fund in a manner that is ethical, fair and equitable to all concerned.

Each page of the Code remains in effect until superseded by a revised version.  The Code will be periodically revised and supplemented.  When changes are made, revised copies of the relevant pages will be provided to each employee for insertion.

Employee Requirements

Each employee of the Fund and the Advisor is required to:

▪	Read the Code, and maintain an updated copy of the Code;

▪	Know and understand the content of the Code;

▪	Sign a statement acknowledging receipt of the Code and affirm understanding and compliance;

▪
Report any possible violations of the policies and procedures contained in the Code that come to his/her attention.  Failure to comply fully with the policies and procedures contained in the Code and all applicable securities laws may jeopardize the employee, his/her supervisors, and the Advisor itself;

▪	Maintain the Code in a place that allows easy reference; and

▪	Contact compliance personnel with any questions about the contents of the Code.

The Advisor will maintain a copy of the acknowledgment receipt in each employee’s compliance file.

This Code of Ethics is not a complete guide to all regulations and other compliance concerns.

Chief Compliance Officer

The Advisor’s Chief Compliance Officer will assist employees in interpreting this Code.  Employees should consult the Chief Compliance Officer or his/her designee with any questions about the Code.

Statement of Policy

It is the policy of this Advisor to establish such procedures and guidelines governing the conduct of its business to prevent actual or potential conflicts of interest with the Fund and to prevent violations of securities laws or other duties owed to the Fund.

Compliance with Laws and Regulations

Employees of the Fund or the Advisor are not permitted, in connection with the sale or purchase, directly or indirectly, of a security held or to be acquired by the Fund:

▪	To defraud the Fund in any manner;

▪	To mislead the Fund, including making statements that omit material facts;

▪	To engage in any practice or course of conduct which operates or would operate as a fraud or deceit upon the Fund;

▪	To engage in any manipulative practice with respect to the Fund; or

▪	To engage in any manipulative practice with respect to securities, including price manipulation.

Fund Interest First

It is the duty of the Fund and the Advisor and all of their employees to at all times place the interests of the Fund first and not to favor any class or series of the Fund over another.

Conflicts Among Fund Interests

Conflicts of interest arise where the Advisor or the Fund or their employees have reason to favor one class or series of the Fund over another (e.g., a class or series that pays higher fees over a class or series that pays lower fees, a class or series in which an employee has a personal investment over a class or series in which an employee has no personal investment, and a class or series in which close friends or relatives of an employee have personal investments).  It is the policy of the Advisor and the Fund to prohibit inappropriate favoritism of one class or series over another class or series that would breach fiduciary duty.

Competing with Fund Trades

The Advisor and the Fund prohibit employees from using knowledge about pending or currently considered securities transactions for the Fund to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Confidentiality

It is the policy of the Advisor and the Fund that non-public information concerning the identity of security holdings and financial circumstances of the Fund are and remain confidential.

Advisor’s Interest

In addition to the Advisor’s fiduciary duty to the Fund, which requires each employee to act solely for the benefit of the Fund, employees also have a duty to act in the best interest of the Advisor.  It is in the best of interest of the Advisor to avoid potential conflicts of interest, or even the appearance of such conflicts, in the conduct of our officers and employees.

While it is impossible to define all situations that might pose a risk of violating securities laws or creating conflicts, this Code is designed to address those circumstances where such concerns are most likely to arise.  By complying with the guidelines below, the Advisor’s employees can minimize their potential exposure and the Advisor’s potential exposure to violations of securities laws, prevent fraudulent activity and reinforce fiduciary principles.

Failure to Comply

Failure to comply with the provisions of this Code is grounds for disciplinary action, including discharge by the Advisor and/or the Fund, as  applicable.  Adherence to the Code is considered a basic condition of your employment with the Advisor and/or the Fund, as applicable.  If you have any doubt as to the propriety of any activity, you should consult with the Advisor’s Chief Compliance Officer or his/her designee.

Distribution of the Code

A copy of this Code and any amendments will be provided to each employee (as defined in the Advisers Act).  Each person must acknowledge in writing receipt of the Code.  An “employee” means any general partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Advisor or the Fund, or other person who provides investment advice on behalf of the Advisor and is subject to the supervision and control of the Advisor and the Fund.

Procedures

Personal Securities Transactions

All employees will be subject to the Advisor’s restrictions and reporting requirements related to Personal Securities Transactions.

For the purpose of this Code, “Personal Securities Transactions” include securities transactions for your own account or transactions for other accounts in which you have beneficial interest (i.e., personal accounts), unless you have no direct or indirect influence or control over the account or the transaction.  “Beneficial interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities.  An employee is deemed to have a beneficial interest in securities owned by members of his/her immediate family.  Common examples of beneficial interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations.  Any uncertainty as to whether an employee has a beneficial interest in a security should be brought to the attention of the Chief Compliance Officer or his/her designee.

“Immediate family” of an employee means any of the following persons who reside in the same household as the employee: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) that the Chief Compliance Officer or his/her designee determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety that this Code is intended to prevent.

If you have a substantial measure of influence or control over an account, but neither you nor your family have any direct or indirect beneficial interest (e.g., a trust for which you are a trustee but not a direct or indirect beneficiary), the rules relating to Personal Securities Transactions are not considered to be directly applicable.  Therefore, you are not prohibited from engaging in Personal Securities Transactions with respect to such accounts, and reporting of such transactions is not required.  In all transactions involving such accounts you should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with the Fund or with respect to your position as an employee of the Advisor.  In this regard, your attention is directed to “Other Conflicts of Interest,” and “Other Transactions,” which do apply to such situations.

“Reportable Security” for the purpose of this Code has a broad meaning; it includes all notes, stocks, bonds, evidences of indebtedness, certificates, investment contracts, puts, calls, options, and in general all interests or instruments commonly known as securities.  Also included in this definition for the purposes of this Code are any other traded financial instruments such as forward currency exchange contracts and options, currency, financial, and commodity futures contracts and options on such contracts, any over-the-counter contracts referencing financial instruments, indices, or commodities.  Reportable Security will not include the following, each of which may be traded without seeking pre-clearance:

▪	Direct obligations of the government of the United States;

▪	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements;

▪	Shares issued by money market funds;

▪
Shares issued by registered open-end funds, provided that such funds are NOT advised by the Advisor or an affiliate; and such fund’s advisor or principal underwriter is not controlled by or under common control with the Advisor.

Guidelines for Personal Securities Transactions

Employees are responsible for ensuring that all Personal Securities Transactions adhere to Advisor policies. These policies provide that employees:

▪
May not execute, attempt to execute, or cause to have executed a Personal Securities Transaction in any Master Limited Partnership.  Legacy holdings purchased previous to employment at the Advisor, however, may be sold with the prior written permission of the Chief Compliance Officer or his/her designee, if such selling does not interfere with ongoing transactions;

▪
May not execute, attempt to execute, or cause to have executed a Personal Securities Transaction in a Reportable Security while in possession of or after exposure to material non-public information related to the Reportable Security;

▪	May not execute a Personal Securities Transaction in the securities of an issuer on the Restricted List;

▪	May not execute a Personal Securities Transaction that in any way interferes with the fulfillment of the employee’s business duties and responsibilities or fiduciary duty to the Fund;

▪	May not execute a Personal Securities Transactions knowingly in tandem with or ahead of the Fund;

▪
May not knowingly structure one or more Personal Securities Transactions or the timing of Personal Securities Transactions to create an appearance of activity or liquidity or to affect or influence improperly the bid, offer, or market price of any Reportable Security or the closing price of any Reportable Security;

▪
May not execute a Personal Securities Transaction in any Reportable Security that is currently held by the Fund, or being considered by the Advisor for purchase for or sale by the Fund, without prior written assurance from both the Chief Compliance Officer or his/her designee and the Portfolio Managers that such a Personal Securities Transaction will not conflict with the interests of the Fund or interfere with or hinder any investment strategy or activity of the Advisor;

▪
May not enter into any private investment with any firm, fund, or other entity involved in the energy sector or related sectors without the prior written approval of the Chief Compliance Officer or his/her designee; and

▪
May not directly or indirectly acquire beneficial ownership in any securities in an initial public offering (an offering by an issuer which, immediately before the registration, was not subject to the reporting requirements of section 13 of 15(d) of the Securities Exchange Act of 1934) or in a limited offering (an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933) without the prior written approval of the Chief Compliance Officer or his/her designee.

These guidelines should not be construed to prohibit employees from purchasing or owning shares of the Advisor’s products that invest in Master Limited Partnerships, as we encourage directors, officers, and employees of the Advisor to invest side-by-side along with investors.

Reporting Requirements – Quarterly, Initial and Annually

Rule 17j-1 and Rule 204A-1 require access persons of investment advisors to report their personal securities transactions and holdings.

Therefore, the Advisor and the Fund require that a record of all Personal Securities Transactions made by employees be made and kept available for inspection, and that these records be maintained on at least a quarterly basis.  To comply with this policy, every employee and members of his/her immediate family must arrange for the Chief Compliance Officer or his/her designee to receive from any broker, dealer, or bank that effects any Personal Securities Transaction, duplicate copies of statements for EACH brokerage account in which such employee or such immediate family member has a beneficial interest.  Each quarter, the Chief Compliance Officer or his/her designee will review the brokerage statements, and will discuss any apparent issues with the employee.  The Chief Compliance Officer will be responsible for reviewing the Personal Securities Transactions of his/her designee, who in turn will review the transactions of the Chief Compliance Officer.  After this initial discussion, the Chief Compliance Officer or his/her designee shall have sole discretion as to what action to take, including written censure, warning or dismissal from the Advisor.

Every employee must file a Quarterly Certification Form with the Chief Compliance Officer or his/her designee within 30 calendar days after the end of each calendar quarter.  The Quarterly Certification Form will require every employee to represent that s/he, and each member of his/her immediate family has arranged for the duplicate confirmations and periodic statements for each brokerage account required in the preceding paragraph to be sent to the Chief Compliance Officer or his/her designee. In addition, the employee will notify the Chief Compliance Officer or his/her designee of any changes in his/her private investments.  Quarterly Certification Forms will be distributed to all employees.  Completed forms should be sent to the Chief Compliance Officer or his/her designee.  All employees must file Quarterly Certification Forms even if there were no reportable transactions during the quarter.  All Quarterly Certification Forms and periodic brokerage statements must be maintained in an easily accessible place for a period of not less than five years, the first two years in an appropriate office of the Advisor.

All employees are required to submit to the Chief Compliance Officer or his/her designee within 10 days of the date that such person became an employee, an Initial Holdings Report that discloses the following:

▪
All the employee’s current securities holdings, as well as all private investments. “Current” for purposes of the Initial Holdings Report is defined as being of a date no more than 45 days prior to submission; and

▪	The name of the broker-dealer(s) or bank(s) with which the employee maintains any personal accounts.

All employees are required to submit to the Chief Compliance Officer or his/her designee an Annual Holdings Report at least once during each 12-month period.

Protection of Material Non-public Information

For purposes of this Code “material non-public information” includes information about the Advisor’s securities recommendations, Fund securities holdings and transactions and non-public information about a publicly traded company.

Fund information should be accessed on a “need-to-know” basis and should be treated as inside information within the accepted use of the term.  Inside information is information that has not been disclosed generally to the marketplace, the disclosure of which is likely to affect the market value of the securities in question or is likely to be considered important to reasonable investors.

No employees of the Advisor shall make use of material non-public (“inside”) information, in whole or in part, concerning the Fund or any publicly traded company, nor shall any employee of the Advisor disclose any such inside information to other persons if such use or disclosure would violate the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (together, the “‘34 Act”).  Every employee shall keep confidential any information communicated to such employee, including all information related to securities recommendations and investment decisions being made by the Advisor.  No employee shall, in violation of the ‘34 Act, direct trades in securities for Fund accounts where the Advisor has discretionary authority while the Advisor is in possession of inside information.  Such use, disclosure or trades may subject both the employee and the Advisor to substantial legal penalties under the ‘34 Act and other laws.

An employee, who comes to possess or believes that s/he may have come to possess inside information concerning any publicly traded company, shall discuss such information with the Chief Compliance Officer or his/her designee who shall determine whether use of such information would violate the ‘34 Act or other laws.  If the Chief Compliance Officer or his/her designee determines that such information would violate applicable laws, s/he shall notify all employees that they are prohibited from disclosing to other persons inside information about the issuer in question and from trading in the securities in question in Personal Securities Transactions or for the Fund’s accounts until further notice.  The Chief Compliance Officer or his/her designee shall, on a monthly basis, review such Fund accounts in order to determine whether the provisions of this section are being complied with.

Other Conflicts of Interest

Gifts

Employees should not seek, accept or offer any gifts or favors of material value (over $500.00 per item) or any preferential treatment in dealings with any broker-dealer, financial institution or any other organization with which the Advisor transacts business.  Employees will report all gifts received or given to the Chief Compliance Officer or his/her designee. See also “Other Transactions.”

Cash

No employee may give or accept any cash gifts or cash equivalents to or from the Fund, any existing or prospective holder of shares of the Fund, or any entity that does business with or on behalf of the Advisor or the Fund.

Entertainment

Occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes are not prohibited.  However, for both the employee’s protection and that of the Advisor, it is extremely important that even the appearance of a possible conflict of interest be avoided.  Extreme caution is to be exercised in any instance in which business-related travel and lodging are paid for other than by the Advisor, and whenever possible, prior approval should be sought from the Chief Compliance Officer or his/her designee.  Any question as to the propriety of such situations should be discussed with the Chief Compliance Officer or his/her designee.

Other Conflicts of Interest

Employees should also be aware that other activities may involve conflicts of interest.  The following are examples of situations involving real or potential conflicts:

▪	Information acquired in connection with employment with the Advisor may not be used in any way that might be contrary to or in competition with the interests of the Fund;

▪
Information regarding actual or contemplated investment decisions, research priorities or Fund interests should not be disclosed to persons outside the Advisor and in no way can be used for personal gain; and

▪
All outside relationships such as directorships, trusteeships or memberships in investment organizations (e.g., an investment club) must be approved by the Chief Compliance Officer or his/her designee prior to acceptance of any such position.

Other Transactions

No employee shall participate on behalf of the Advisor, the Fund, or on such employee’s own behalf in any of the following transactions:

▪	Use of Advisor or Fund funds for political purposes;

▪
Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party (such as consultants to retirement plans subject to ERISA) in violation of any applicable law;

▪	Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes);

▪	Use of the funds or assets of the Advisor or the Fund for any unlawful or improper purpose; and

▪	Use of any device, scheme, artifice, or practice that operates, or is intended to operate, as a fraud or deceit upon the Advisor or the Fund.

Whether a violation of any of these rules has occurred shall be determined by the Advisor in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures has been instituted by any person.

Background Information

The Form ADV requires the reporting of past disciplinary actions taken against all “advisory affiliates.” The term “advisory affiliates” includes directors and chief officers of an advisor; individuals who have the power to direct or cause the direction of the management or policies of a company; and all current employees except those performing only clerical, administrative, support or similar functions.  Many advisory affiliates must also provide biographical information that must be reported to the Securities and Exchange Commission.

All “advisory affiliates” are required to provide full information to the Advisor as to all relevant past disciplinary actions taken against them, and, if necessary, to provide full biographical information.  If any of the information previously provided becomes inaccurate or needs to be updated to make it accurate, it shall be your obligation to bring this to the attention of the Chief Compliance Officer or his/her designee.

Review of Reports and Oversight of the Code of Ethics

The Chief Compliance Officer or his/her designee shall review all Quarterly Certification Forms filed by employees under this Code, and shall review pre-clearance forms and Personal Securities Transactions.

The Chief Compliance Officer or his/her designee, upon discovering that a violation of the Code has occurred, may impose such sanctions, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of employment of the violator.

Questions regarding interpretation of the Code or questions about its application to particular situations should be directed to the Chief Compliance Officer or his/her designee.